EXHIBIT 10.1

THE PALMETTO BANK

BENEFIT EQUALIZATION PLAN

(Effective as of January 1, 2013)

PREAMBLE

The Palmetto Bank Benefit Equalization Plan (the “Plan”), as herein set forth is effective as of January 1, 2013. The purpose of the Plan is to permit certain employees of The Palmetto Bank (the “Bank”) to receive supplemental retirement income from the Bank (and any adopting affiliated employers) when such amounts would be due under the benefit formula in the tax-qualified Palmetto Bank 401(k) Retirement Plan, but cannot be paid thereunder due to the reductions and other limitations imposed by Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415 of the Internal Revenue Code of 1986, as amended (“Code”). The Plan is intended to comply with Section 409A of the Code and final regulations thereunder, addressing the requirements for nonqualified deferred compensation plans.

The Plan is intended to be an unfunded, non-qualified deferred compensation plan. Neither the Employer, the Committee, nor the individual members of the Committee shall segregate or otherwise identify specific assets to be applied to the purposes of the Plan, nor shall any of them be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Employer to any person with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan, and shall give rise only to a claim against the general assets of the Employer. No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specific property of the Employer.

This Plan is not intended to be subject to or covered by the reporting, participation, vesting, funding or fiduciary requirements of ERISA, and shall in all cases be construed and interpreted in a manner consistent with that intent.

Article 1
Definitions

The following words and phrases shall have the meanings hereafter ascribed to them. Those words and phrases which have limited application are defined in the respective Articles in which such terms appear.

1.1

"Applicable Limitation" means any of the following: (a) the limitation on annual compensation that may be recognized under a tax-qualified plan for benefit computation purposes pursuant to Section 401(a)(17) of the Code; (b) the maximum limitation on annual additions to a tax-qualified defined contribution plan pursuant to Section 415(c) of the Code; (c) the maximum limitation on annual elective deferrals to a qualified cash or deferred arrangement pursuant to Section 402(g) of the Code; (d) the annual limitation on elective deferrals under a qualified cash or deferred arrangement by highly compensated employees pursuant to Section 401(k) of the Code; and (e) the annual limitation on voluntary employee contributions by, and employer matching contributions for, highly compensated employees, pursuant to Section 401(m) of the Code.

1.2	"Bank" means The Palmetto Bank, Greenville, South Carolina or any successor to the Bank by merger, consolidation or otherwise by operation of law.

1.3	"Basic 401(k) Plan" means The Palmetto Bank 401(k) Retirement Plan, as amended from time to time.

1.4	"Basic 401(k) Plan Benefit" means the benefit paid to a Participant under the Basic 401(k) Plan upon Normal Retirement, Early Retirement, Postponed Retirement, death or termination of service.

1.5

"Basic 401(k) Plan Surviving Spouse Benefit" means the benefit payable to a Participant's surviving spouse under the Basic 401(k) Plan upon the Participant's death prior to a distribution of the Participant's entire Basic 401(k) Plan account balance.

1.6

"Beneficiary" means the person, persons or legal entity designated in writing by the Participant to receive any undistributed Deferral Credit Account amounts which become payable in the event of the Participant’s death, including any designated contingent beneficiary or beneficiaries.

1.7	"Board" means the Board of Directors of the Bank, as duly constituted from time to time.

1.8

"Change in Control" means any one of the following events: (i) a change in the ownership of a Participant's Employer, (ii) a change in the effective control of a Participant's Employer, or (iii) a change in the ownership of a substantial portion of the assets of a Participant's Employer, where each such event is as hereafter defined in paragraphs (A), (B) and (C), following, where the occurrence of such event must be objectively determinable, without discretionary authority by the Employer.

(A)

A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as hereafter defined) acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for this purpose. This definition applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

For purposes of paragraphs (A), (B) and (C), persons will not be considered to be "acting as a group" solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(B)

A change in the effective control of a corporation occurs on the date that either: (i) any one person, or more than one person acting as a group (as defined under paragraph (A), above), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election, provided that the term corporation refers solely to the relevant corporation, for which no other corporation is a majority shareholder. In the absence of an event described above, a change in the effective control of a corporation will not have occurred.

A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control event.

If any one person, or more than one person acting as a group (as defined under paragraph (A), above) is considered to effectively control a corporation, the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation.

(C)

A change in the ownership of a substantial portion of a corporation's assets occurs on the date that any one person, or more than one person acting as a group (as defined under paragraph (A), above) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

There is no Change in Control event under paragraph (C) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided in this paragraph. A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the corporation; (iii) a person, or more than one person acting as a group (as defined under paragraph (A), above), that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the corporation; or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii), above. For purposes of this paragraph, and except as otherwise provided, a person's status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

1.9	"Code" means the Internal Revenue Code of 1986, as amended from time to time.

1.10	"Committee" means the Plan's administrative committee, as appointed by the Board to administer the Plan, as described in Article 9.

1.11

"Compensation" means the base compensation receivable by an Employee from the Employer for the calendar year, prior to any reduction pursuant to any compensation reduction agreement. Compensation excludes contributions made by the Employer to any tax-qualified pension or savings plan, or insurance, welfare or other employee benefit plan, as well as amounts accrued or paid pursuant to this Plan or any other qualified or non-qualified deferred compensation plan or arrangement.

1.12	"Deferral Credit Account" means the bookkeeping account maintained in the name of the Employer, on behalf of each Participant, pursuant to Article 4.

1.13

"Disabled" refers to a Participant who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Participant's Employer.

1.14	"Effective Date" means January 1, 2013.

1.15	"Employee" means a person who is an employee of the Employer.

1.16

"Employer" means the Bank and any subsidiary or affiliated corporation which, with the approval of the Board and subject to such conditions as the Board may impose, adopts the Plan, and any successor or successors of any of them.

1.17	"Enrollment Agreement" means the written agreement entered into with eligible Employees, as provided for in Section 9.4.

1.18	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.19

"Key Employee" means, if applicable, a Participant who is a "key employee" as defined in Code section 416(i), without regard to paragraph (5) thereof; provided that the Employer has issued stock which is publicly traded on an established securities market, or otherwise.

1.20	"Participant" means an Employee who has been designated by the Employer as eligible to participate in the Plan and who becomes a Participant pursuant to the provisions of Article 2.

1.21	"Plan" means The Palmetto Bank Benefit Equalization Plan, as herein set forth, and as it may hereafter be amended from time to time.

1.22	"Plan Year" means the period January 1, 2013 through December 31, 2013 and each calendar year thereafter within which the Plan is in effect.

1.23	"Savings Benefit" means the deferred compensation savings benefit provided to Participants and their beneficiaries in accordance with the applicable provisions of the Plan.

1.24

"Separation From Service" means the Participant’s death, retirement on a retirement date, or other termination of service within the meaning of Code Section 409A. No separation from service shall be deemed to occur due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, in the case of an Employee, so long as right to reemployment is provided by contract. A Participant shall not be treated as having a separation from service if the Participant provides more than insignificant services for the Employer following the Employee’s actual or purported separation from service with the Employer. Services shall be treated as not being insignificant if such services are performed at an annual rate that is at least equal to twenty percent (20%) of the services rendered by the Employee for the Employer, on average, during the immediately preceding three (3) full calendar years of employment (or if employed less than three (3) years, such shorter period of employment) and the annual base compensation for such services is at least equal to twenty percent (20%) of the average base compensation earned during the final three (3) full calendar years of employment (or if employed less than three (3) years, such shorter period of employment). Where a Participant continues to provide services to the Employer other than as an Employee, a separation from service will not be deemed to have occurred if the Participant is providing services at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or if employed less than three (3) years, such lesser period) and the annual base compensation for such services is fifty percent (50%) or more of the annual base compensation earned during the final three (3) full calendar years of employment (or if less, such lesser period).

1.25	"Supplemental Surviving Spouse Benefit" means the survivor death benefit payable to a Participant's surviving spouse, pursuant to the provisions of Article 7.

Words importing males shall be construed to include females and the singular shall be construed to include the plural, and vice versa, wherever appropriate.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1	Plan eligibility is limited to one or more management or highly compensated Employees, as selected by the Employer, from time to time, who participate in the Basic 401(k) Plan.

Each eligible Employee shall participate provided the eligible Employee's employer-provided benefits under the Basic 401(k) Plan are reduced or restricted by reason of the application of the limitations imposed by one or more of the following: (a) Section 401(a)(17) of the Code, (b) Section 401(k)(3) of the Code, (c) Section 401(m) of the Code, (d) Section 402(g) of the Code, or (e) Section 415 of the Code.

From time to time, the Employer may designate one or more additional Employees who participate in the Basic 401(k) Plan as participants in the Plan, from the class of Employees participating in the Basic 401(k) Plan who are members of a select group of management Employees or are highly compensated Employees. Newly eligible Employees shall participate as of the date specified by the Employer.

2.2

The Employer may, from time to time, remove any Participant from participation in the Plan; provided, however, that, subject to Section 11.4, such removal will not reduce the amount of Savings Benefit credited to the Participant under the Plan, as determined as of the date of such Participant's removal. Subject to Section 11.4, a Participant so removed shall remain a Participant until all benefits are distributed in accordance with the provisions of the Plan.

2.3	The Committee shall provide each eligible Employee with appropriate forms in connection with participation in the Plan.

2.4

For purposes of Article 4, in the absence of a specific investment designation under the Plan, amounts shall be invested on behalf of each Participant, to the extent made available by the Employer pursuant to Article 8, in the same manner as directions filed under the Basic 401(k) Plan.

ARTICLE 3
RETIREMENT DATE

3.1

A Participant's Retirement Date shall be his or her date of actual retirement, which may be his or her Normal, Early, Disability or Postponed Retirement Date, whichever is applicable pursuant to the following sections of this Article 3. Subject to Section 11.4, each Participant shall be one hundred percent (100%) vested in Plan benefits.

3.2

A Participant's Normal Retirement Age shall be the 65th anniversary of his or her birth. Such Participant's Normal Retirement Date shall be the date coinciding with Normal Retirement Date under the Basic 401(k) Plan.

3.3	A Participant may retire on an Early Retirement Date, which shall be the date coinciding with the initial distribution of an early retirement benefit under the Basic 401(k) Plan.

3.4

A Participant may retire on a Disability Retirement Date, which shall be the date coinciding with the initial distribution of a disability retirement benefit, provided that the Participant is Disabled, as defined in Article 1.

3.5

If a Participant continues in the employment of the Employer beyond Normal Retirement Date, the date coinciding with a Participant’s Separation From Service shall be the Participant's Postponed Retirement Date.

ARTICLE 4
SUPPLEMENTAL SAVINGS BENEFITS AND DEFERRAL CREDIT ACCOUNTS

4.1

A Participant whose benefit under the Basic 401(k) Plan is limited by one or more of the Applicable Limitations shall be eligible for a supplemental Savings Benefit under this Plan each Plan Year, in an amount equal to:

(a)

the aggregate amount of Employer contributions to the Basic 401(k) Plan (including any reallocation of amounts forfeited upon the termination of employment of others participating in the Basic 401(k) Plan) that would have been credited to the Participant’s account under the Basic 401(k) Plan in the absence of the Applicable Limitations if for all relevant periods he or she had made the maximum amount of elective deferrals under Section 402(g) of the Code or voluntary Employee contributions under Section 401(a) of the Code required to qualify for the maximum possible allocation of Employer contributions to the Basic 401(k) Plan (and without regard to the amount of elective deferrals or voluntary employee contributions actually made); over

(b)

the aggregate amount of Employer contributions to the Basic 401(k) Plan (including any reallocation of amounts forfeited upon the termination of employment of others participating in the Basic 401(k) Plan) actually credited to the Participant’s account under the Basic 401(k) Plan for such Plan Year; adjusted for gains and losses as provided in Section 4.3; provided, however, that if the Participant dies before the payment of such supplemental Savings Benefit begins, no benefit shall be payable under this Section 4.1 and the survivor benefit payable shall be determined under Article 7.

4.2	Employer credits under the Plan shall be accounted for by the Employer under a Deferral Credit Account, maintained in the name of the Employer, on behalf of each Participant.

4.3

Each Deferral Credit Account maintained by the Employer shall be credited with units on behalf of each Participant, as appropriate in accordance with the Section 4.1 Savings Benefit, as soon as administratively practicable, but in no event later than March 15 of the Plan Year following the Plan Year in which Basic 401(k) Plan contributions on behalf of the Participant were limited or restricted.

ARTICLE 5
PAYMENT OF BENEFITS

5.1	Subject to Section 11.4, Participants shall have a one hundred percent (100%) non-forfeitable right to benefits under the Plan.

5.2

Subject to the following Sections of this Article 5, the Savings Benefit payable to an eligible Participant shall be equal to the value of all amounts credited to the Participant's Deferral Credit Account, payable in accordance with the election under the written Enrollment Agreement for deferral of compensation provided for in Section 9.4, in the form of either a single lump sum payment, or installment payments.

5.3

A Participant may amend his or her existing Savings Benefit designations regarding either a delay of the date on which payment will be made, or installments will begin being made, or the payment schedule to be followed with respect to previous designations; provided that: (a) each such election may not take effect until at least twelve (12) months after the date on which the election revised hereunder is made; (b) in the case of an election (other than an account of Disabled status or death), the date of first payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been made; and (c) in the case of an election on account of a selected date, the election to delay payment must be made not less than twelve (12) months prior to the date of the scheduled payment, or first scheduled installment payment, previously elected.

5.4

Subject to the provisions of Section 8.5, in the event of a Change in Control, a Participant may elect to receive the value of all amounts credited to the Participant’s Deferral Credit Account, payable in accordance with the election under the written Enrollment Agreement for deferral of compensation provided for in Section 9.4, in the form of either a single lump sum payment, or installment payments.

5.5

Subject to the provisions of Section 8.5, in the event a Participant becomes Disabled, such Participant shall receive the value of all amounts credited to the Participant’s Deferral Credit Account, payable in accordance with the election under the written Enrollment Agreement for deferral of compensation provided for in Section 9.4, in the form of either a single lump sum payment, or installment payments.

5.6

In the case of a Plan distribution to a Key Employee, if applicable, on account of Separation From Service (other than due to death or becoming Disabled), a distribution may not be made before the date which is six (6) months following such Participant's Separation From Service (or, if earlier, the date of the Participant's death).

ARTICLE 6
MODES OF BENEFIT PAYMENT

6.1

Except as otherwise provided in the following paragraph, any Savings Benefit payable under the Plan to a Participant or Beneficiary, shall be payable in the modes provided by, and subject to the provisions of, the Basic 401(k) Plan.

6.2

Payment of any Savings Plan distribution shall commence in accordance with the provisions of the written Enrollment Agreement for deferral of compensation provided for in Section 9.4, and shall terminate on the date of last payment of the Savings Plan distribution.

ARTICLE 7
DEATH BENEFITS

7.1

Upon the death of: (a) a Participant who has not terminated from employment prior to Retirement Date as defined in Section 3.1, or (b) a Participant who retires on a Retirement Date as defined in Section 3.1 and dies prior to the complete distribution of Basic 401(k) Plan Savings Benefits, benefits shall be payable as set forth in Section 7.2.

7.2

Subject to Section 7.3, all amounts credited to the Participant's Deferral Credit Account shall be payable in a single lump sum to the Participant's surviving spouse, if any, as a Supplemental Surviving Spouse Benefit, or, under an optional mode of distribution elected pursuant to Article 6.

7.3

Upon the death of a Participant under the circumstances set forth in clauses (a) and (b) of Section 7.1, if no Basic 401(k) Plan Surviving Spouse Benefit is payable, all amounts credited to the Participant's Deferral Credit Account shall be payable to the Participant's designated Beneficiary as specified in his or her Enrollment Agreement, in a single lump sum.

ARTICLE 8
UNFUNDED PLAN

8.1

The Plan shall be administered as an unfunded plan and is not intended to meet the qualification requirements of Sections 401(a) and 401(k) of the Code. No Participant or Beneficiary shall be entitled to receive any payment or benefits under the Plan from the qualified trust maintained in connection with the Basic 401(k) Plan.

8.2

The Employer shall have the right to establish a reserve, establish a grantor trust or make any investment for the purposes of satisfying its obligation hereunder for payment of benefits, including, but not limited to, investments in one or more registered investment companies under the Investment Company Act of 1940, as amended, to the extent permitted by applicable banking or other law; provided, however, that no Participant or Beneficiary shall have any interest in such investment, trust, or reserve.

8.3

To the extent that any Participant or Beneficiary acquires a right to receive benefits under the Plan, such rights shall be no greater than those rights which guarantee to the Participant or beneficiary the strongest claim to such benefits, without resulting in the Participant's or Beneficiary's, constructive receipt of such benefits.

8.4

A Participant may request that the Committee invest one hundred percent (100%) of the Participant's Deferral Credit Account in any of the then available investment funds, if any, pursuant to Section 8.2, or alternatively, in any combination of available investment funds (so long as the total of such investment request equals one hundred percent (100%)) and may modify such request of the Committee from time to time. Any such request by a Participant hereunder may be acted upon by the Committee in its sole discretion. A Participant's Deferral Credit Account may not be encumbered or assigned by a Participant or any Beneficiary.

8.5	A Participant or Beneficiary with a Savings Benefit under the Plan shall be an unsecured creditor of the Employer as to any benefit payable under the Plan.

ARTICLE 9
ADMINISTRATION

9.1

Except for the functions reserved to the Employer or its Board, the administration of the Plan shall be the responsibility of the Committee. The Committee shall consist of three (3) or more persons designated by the Bank. Members of the Committee shall serve for such terms as the Bank shall determine and until their successors are designated and qualified. Any member of the Committee may resign upon written notice to the Bank, or may be removed from office upon written notification by the Bank at any time.

9.2

The Committee shall hold meetings upon notice at such times and places as it may determine. Notice shall not be required if waived in writing. Any action of the Committee shall be taken pursuant to a majority vote at a meeting, or pursuant to the written consent of a majority of its members without a meeting, and such action shall constitute the action of the Committee and shall be binding in the same manner as if all members of the Committee had joined therein. A majority of the members of the Committee shall constitute a quorum. No member of the Committee shall note or be counted for quorum purposes on any matter relating solely to himself or herself or his or her rights under the Plan. The Committee shall record minutes of any actions taken at its meetings or of any other official action of the Committee. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by the Secretary of the Committee or by any of the members of the Committee or by a representative of the Committee authorized by the Committee to sign the same in its behalf.

9.3

The Committee shall have the power and the duty to take all actions and to make all decisions necessary or proper to carry out the Plan. The determination of the Committee as to any question involving the Plan shall be final, conclusive and binding. Any discretionary actions to be taken under the Plan by the Committee shall be uniform in their nature and applicable to all persons similarly situated. Without limiting the generality of the foregoing, the Committee shall have the following powers and duties:

(a)	the duty to furnish to all Participants, upon request, copies of the Plan;

(b)	the power to require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition to receiving any benefits under the Plan;

(c)	the power to make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;

(d)	the power to interpret the Plan, and to resolve ambiguities, inconsistencies and omissions, which findings shall be binding, final and conclusive;

(e)	the power to decide on questions concerning the Plan in accordance with the provisions of the Plan;

(f)

the power to determine the amount of benefits which shall be payable to any person in accordance with the provisions of the Plan and to provide a full and fair review to any Participant whose claim for benefits has been denied in whole or in part;

(g)

the power to designate a person who may or may not be a member of the Committee as Plan "Administrator" for purposes of ERISA, if the Board does not designate an Administrator; if neither the Board nor Committee designate an Administrator, the Committee shall be the Plan Administrator;

(h)	the power to allocate any such powers and duties to or among individual members of the Committee; and

(i)	the power to designate persons other than Committee members to carry out any duty or power which would otherwise be a responsibility of the Committee or Administrator, under the terms of the Plan.

9.4

The Employer shall enter into a separate written Enrollment Agreement for deferral of compensation with each Participant, with respect to supplemental savings benefits, which agreement shall: (a) set forth the obligations contained in the Plan; (b) set forth the timing and method of payout upon events specified in the Plan; (c) specify the name of any Beneficiary or Beneficiaries; and (d) set forth such other information as the Employer or the Committee deems necessary to administer the Plan. A modified written Enrollment Agreement may be entered into with respect to supplemental Savings Benefits, solely as provided for in Section 5.3.

9.5

To the extent permitted by law, the Committee and any person to whom it may delegate any duty or power in connection with administering the Plan, the Bank, any Employer, and the officers and directors thereof, shall be entitled to rely conclusively upon, and shall be fully protected in any action taken or suffered by them in good faith in the reliance upon, any counsel, accountant, other specialist, or other person selected by the Committee, or in reliance upon any tables, valuations, certificates, opinions or reports which shall be furnished by any of them. Further, to the extent permitted by law, no member of the Committee, nor the Bank, any Employer, nor the officers or directors thereof, shall be liable for any neglect, omission or wrongdoing of any other members of the Committee, agent, officer or employee of the Bank or any Employer. Any person claiming benefits under the Plan shall look solely to the Employer for redress.

9.6

All expenses incurred prior to the termination of the Plan that shall arise in connection with the administration of the Plan (including, but not limited to administrative expenses, proper charges and disbursements, compensation and other expenses and charges of any counsel, accountant, specialist, or other person who shall be employed by the Committee in connection with the administration of the Plan), shall be paid by the Employer.

ARTICLE 10
AMENDMENT OR TERMINATION

10.1

The Board shall have the authority to amend or revise the Plan in such respects as the Board, by resolution, may deem advisable from time to time; provided, however, that no such amendment or revision, shall deprive a Participant or any Beneficiary of any Deferral Credit Account credited under the Plan prior to such amendment or modification.

10.2

The Board shall have the authority to terminate the Plan at any time, subject to the following requirements of Code Section 409A. Upon termination of the Plan, the Committee shall treat all Participants as if they had a Termination of Service date on the date of Plan termination; provided, however, that such Plan termination shall occur only under the following circumstances and conditions:

(a)

The Board of Trustees may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of: (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)

The Board of Trustees may terminate the Plan within the thirty (30) days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Employer are terminated so that the Participants and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of the termination of the Plan and all other substantially similar arrangements.

(c)

The Board of Trustees may terminate the Plan provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Employer; (ii) all arrangements sponsored by the Employer that would be aggregated with this Plan under final Treasury regulations section 1.409A-3(j) (if the Participants covered by this Plan were also covered by any of those other arrangements) are also terminated; (iii) no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the termination of the Plan; (iv) all payments are made within twenty-four (24) months of the termination of the Plan; and (v) the Employer does not adopt a new plan or arrangement that would be aggregated with any terminated arrangement under final Treasury regulations section 1.409A-3(j) if the Executive participated in both arrangements, at any time within three (3) years following the date of termination of the Plan.

10.3

No amendment of the Plan shall reduce the vested and accrued benefits, if any, of a Participant under this Plan, except to the extent that such a reduction would be permitted if such benefits were provided under the Basic 401(k) Plan.

10.4

In the event of the termination of the Plan, the Bank shall pay in one lump sum to affected Participants or their Beneficiaries the Savings Benefit, if any, to which they are entitled, as if such Participants' Separation From Service date had occurred on the date the Plan is terminated.

ARTICLE 11
GENERAL PROVISIONS

11.1

The Plan shall not be deemed to constitute an employment contract between the Employer and any Employee or other person, whether or not in the employ of the Employer, nor shall anything herein contained be deemed to give any Employee or other person, whether or not in the employ of the Employer, any right to be retained in the employ of the Employer, or to interfere with the right of the Employer to discharge any Employee at any time and to treat such Employee without any regard to the effect which such treatment might have upon such Employee as a Participant of the Plan.

11.2

Except as provided in Section 11.4, or as may otherwise be required by law, no distribution or payment under the Plan to any Participant or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment. If any Participant or Beneficiary is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any such distribution or payment, voluntarily or involuntarily, the Committee, in its sole discretion, may cancel such distribution or payment or may hold or cause to be held or applied such distribution or payment, or any part thereof, to or for the benefit of such Participant or Beneficiary, in such manner as the Committee shall direct.

11.3

If the Employer determines that any person entitled to payments under the Plan is incompetent by reason of physical or mental disability, it may cause all payments thereafter becoming due to such person to be made to any other person for his or her benefit, without responsibility to follow application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Plan, the Employer and the Committee.

11.4

If the Employer determines that any Participant entitled to payments under the Plan is embezzling or otherwise appropriating Employer funds for his or her benefit, resulting in the dismissal from employment of such Participant, the Employer may cause all payments thereafter becoming due to such Participant under the Plan to be forfeited.

11.5

The Employer shall be the sole source of benefits under the Plan, and each Employee, Participant, Beneficiary, or any other person who shall claim the right to any payment or benefit under the Plan shall be entitled to look solely to the Employer for payment of benefits.

11.6

If the Employer is unable to make payment to any Participant, Beneficiary, or any other person to whom a payment is due under the Plan, because it cannot ascertain the identity or whereabouts of such Participant, Beneficiary, or other person after reasonable efforts have been made to identify or locate such person (including a notice of the payment so due mailed to the last known address of such Participant, Beneficiary, or other person shown on the records of the Employer), such payment and all subsequent payments otherwise due to such Participant, Beneficiary or other person shall be forfeited twenty-four (24) months after the date such payment first became due; provided, however, that such payment and any subsequent payments shall be reinstated, retroactively, no later than sixty (60) days after the date on which the Participant, Beneficiary, or other person shall make application therefor. Neither the Bank nor the Committee nor any other person shall have any duty or obligation under the Plan to make any effort to locate or identify any person entitled to benefits under the Plan, other than to mail a notice to such person's last known mailing address.

11.7

If upon the payment of any benefits under the Plan, the Employer shall be required to withhold any amounts with respect to such payment by reason of any federal, state or local tax laws, rules or regulations, then the Employer shall be entitled to deduct and withhold such amounts from any such payments. In any event, such person shall make available to the Employer, promptly when requested by the Employer, sufficient funds or other property to meet the requirements of such withholding. Furthermore, at any time the Employer shall be obligated to withhold taxes, the Employer shall be entitled to take and authorize such steps as it may deem advisable in order to have the amounts required to be withheld made available to the Employer out of any funds or property due to become due to such person, whether under the Plan or otherwise.

11.8

The Committee, in its discretion, may increase or decrease the amount of any benefit payable hereunder if and to the extent that it determines, in good faith, that an increase is necessary in order to avoid the omission of a benefit intended to be payable under this Plan or that a decrease is necessary in order to avoid a duplication of the benefits intended to be payable under this Plan.

11.9

The Employer may withhold from any benefits payable under this Plan all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation that is in effect. This Plan shall also permit the acceleration of the time or schedule of a payment to pay taxes as permitted under final Treasury regulations section 1.409A-3(j)(4) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

11.10

No acceleration of the time or schedule of any payment may be made, except as specifically permitted herein or in other sections of this Plan. Payments may be accelerated hereunder by the Employer, in accordance with the provisions of final Treasury regulations section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances, among others: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (v) to apply certain offsets in satisfaction of a debt of the Participant to the Employer; (vi) in satisfaction of certain bona fide disputes between the Participant and the Employer; or (vii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

11.11

The provisions of the Plan shall be construed, administered and governed under applicable federal laws and the laws of the State of South Carolina. In applying the laws of the State of South Carolina, no effect shall be given to conflict of laws principles. The Plan is intended to be construed consistent with the requirements of Code Section 409A and the Treasury regulations and other guidance issued thereunder. If any provision of the Plan shall be determined to be inconsistent therewith for any reason, then the Plan shall be construed, to the maximum extent possible, to give effect to such provision in a manner that is consistent with Code Section 409A, and, if such construction is not possible, as if such provision had never been included. In the event that any of the provisions of the Plan, or any portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (i) insofar as is reasonable, effect will be given to the intent manifested in the provisions held to be invalid or inoperative, and (ii) the invalidity and enforceability of the remaining provisions will not be affected thereby.

IN WITNESS WHEREOF, The Palmetto Bank has caused this Plan to be executed this 20th day of December, 2012, pursuant to authority granted by resolution of the Employer’s Board of Directors at a meeting held on December 20, 2012.

THE PALMETTO BANK

By:	/s/Lee S. Dixon

Print Name:	Lee S. Dixon

Officer Title:	Corporate Secretary